                           ARTICLES OF INCORPORATION
                                      OF
                                CC COAL COMPANY



     1.   Corporate Name.  The Corporation's name shall be CC Coal Company.
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     2.   Authorized Shares.  The Corporation shall have authority to issue One
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Thousand (1,000) shares of no par value common stock.

     3.   Registered Office and Agent.  The street address of the Corporation's
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initial registered office shall be 2700 Lexington Financial Center, Lexington,
Kentucky 40507. The name of the Corporation's initial registered agent at that office shall be BTH, Inc., Lexington.

     4.   Principal  Office.  The mailing address of the Corporation's principal
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office shall be 1500 North Big Run Road, Ashland, Kentucky  41102.

     5.   Incorporator.  The name and mailing address of the incorporator are:
          ------------
Bryan K. Mattingly, 2700 Lexington Financial Center, Lexington, Kentucky  40507.

     6.   Action by Shareholders in Lieu of Meeting.  Any action required or
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permitted to be taken at a shareholders' meeting may be taken without a meeting and without prior notice if the action is taken by shareholders entitled to vote on the action who represent not less than eighty percent (80%) of the votes entitled to be cast on such action (or such higher percentage as may be required by these Articles), except for the election of directors, which shall require the written consent of all the shareholders entitled to vote in the election. Notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given promptly after the action becomes effective to those shareholders entitled to vote on the action who have not consented in writing.

     7.   Indemnification.  Each person who is or becomes an executive officer
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or director of the Corporation shall be indemnified and advanced expenses by the
Corporation with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is, or is threatened to be made a named defendant or respondent because he is or was a director or executive officer of the Corporation. This Article obligates the Corporation to indemnify and advance expenses to its executive officers or directors only in connection with proceedings arising from that person's conduct in his official capacity with the Corporation to the extent permitted by the Kentucky Business Corporation Act, as amended from time to time. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which directors and executive officers may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise. The Corporation may indemnify and advance expenses to any employee or agent to the fullest extent permitted by law.
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     8.   Limitation of Director Liability.
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          (a)  Except as otherwise provided by Subsection (b) below, no director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his duties as a director.

          (b) Nothing in Article 8 (a) above shall be deemed or construed to eliminate or limit the liability of a director for:

               (i) Any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders;

               (ii) Acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

               (iii) Any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330 (or under any corresponding provision of the Kentucky Business Corporation Act, as amended from time to time); or

               (iv) Any transaction from which the director derived an improper personal benefit.


                              /s/ BRYAN K. MATTINGLY
                              ________________________________________
                              Bryan K. Mattingly, Incorporator

                              Date: June 19, 1998



 Prepared by:


________________________________
Bryan K. Mattingly
Brown, Todd & Heyburn PLLC
2700 Lexington Financial Center
250 West Main Street
Lexington, Kentucky  40507-1749
(606) 231-0000

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